           [Letterhead of Skadden, Arps, Slate, Meagher & Flom LLP]



                                                     October 13, 2000

Board of Directors
Alamosa Holdings, Inc.
5225 S. Loop 289
Lubbock, Texas 79424

Board of Directors
Alamosa PCS Holdings, Inc.
5225 S. Loop 289
Lubbock, Texas 79424

                      Re:      Alamosa Holdings, Inc. Registration
                               Statement on Form S-4

Gentlemen:

     We have acted as special counsel to Alamosa Holdings, Inc., a Delaware corporation (the "Company"), in connection with the issuance and sale by the Company of an aggregate of up to 67,680,089 shares of common stock, par value $0.01 per share (the "Common Stock"), of the Company pursuant to an Agreement and Plan of Reorganization, entered into as of July 31, 2000, by and among Alamosa PCS Holdings, Inc., a Delaware corporation ("Alamosa PCS"), Alamosa Sub I, Inc., a Delaware corporation ("Alamosa Sub") and the Company (the "Reorganization Agreement").

     This opinion is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the "Act").


     In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration

Board of Directors
Alamosa Holdings, Inc.

Board of Directors
Alamosa PCS Holdings, Inc.

October 13, 2000
Page 2

Statement of the Company on Form S-4 filed with the Securities and Exchange Commission (the "Commission") on the date hereof (the "Registration Statement"), (ii) the Reorganization Agreement, (iii) the form of certificates to be used to represent the shares of Common Stock, (iv) the Certificate of Incorporation and By-Laws of the Company, (v) resolutions adopted by the Board of Directors of the Company with respect to the Reorganization Agreement and the issuance of the shares of Common Stock contemplated thereby, and (vi) such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth below.

     In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, and the authenticity of originals of such copies. As to any facts material to this opinion which we did not independently establish or verify, we have relied upon statements or representations of officers and other representatives of the Company and others.

     Members of our firm are admitted to the bar in the State of New York, and we express no opinion as to the laws of any other jurisdiction, other than the General Corporation Law of the State of Delaware.

     Based upon and subject to the foregoing, and assuming the due execution and delivery of certificates representing the shares of Common Stock in the form examined by us, we are of the opinion that the shares of Common Stock to be issued by the Company pursuant to the Reorganization Agreement, when issued in accordance with the terms of the Reorganization Agreement, will be duly authorized, validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion with the Commission as
Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the caption "LEGAL MATTERS" in the Registration Statement. In

Board of Directors
Alamosa Holdings, Inc.

Board of Directors
Alamosa PCS Holdings, Inc.

October 13, 2000
Page 3


giving such consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                              Very truly yours,



                              Skadden, Arps, Slate, Meagher & Flom LLP